Exhibit 10.55
COREBRIDGE FINANCIAL, INC.
LONG TERM INCENTIVE PLAN
Amended and Restated December 2, 2025
1.Purpose; Definitions
This Corebridge Financial, Inc. Long Term Incentive Plan (this “Plan”) is designed to provide selected officers and key employees of Corebridge Financial, Inc. (“Corebridge” and together with its consolidated subsidiaries, determined in accordance with U.S. generally accepted accounting principles, the “Company”) with incentives to contribute to the long-term performance of Corebridge in a manner that appropriately balances risk and rewards. This Plan became effective September 6, 2022 (the “Effective Date”).
Awards under this Plan are those that are issued or assumed under the Corebridge Financial, Inc. 2022 Omnibus Incentive Plan (the “2022 Omnibus Plan”) as amended from time to time or any successor stock incentive plan, the terms of which are incorporated in this Plan. Capitalized terms used in this Plan but not otherwise defined in this Plan or in the attached Glossary of Terms in Annex A have the meaning ascribed to them in the 2022 Omnibus Plan.
2.Performance Period
Awards (as defined below) will be earned over a three-year performance period (a “Performance Period”), unless the Committee determines a different period is appropriate for some or all Participants (as defined below) as set forth in the applicable award agreement.
3.Awards and Participants
A.Awards. Awards issued under this Plan (“Awards”) may consist of performance share units (“PSUs”), restricted stock units (“RSUs”), stock options (“Options”), or a combination of PSUs, RSUs and Options, as the Committee may determine from time to time. References to Awards, RSUs and Options herein include Assumed Awards for all purposes, except as otherwise specifically indicated herein. PSUs provide holders with the opportunity to earn shares of Corebridge Common Stock (“Shares”) based on achievement of performance criteria during the Performance Period. RSUs provide holders with the opportunity to earn Shares based on continued Employment throughout the Performance Period. Options provide holders with the right to purchase Shares based on achievement of performance criteria during, or continued Employment throughout, the Performance Period, or a combination thereof. PSUs, RSUs and Options will be subject to the terms and conditions of the 2022 Omnibus Plan, this Plan and the applicable award agreement, and will be issued only to the extent permissible under relevant laws, regulatory restrictions and agreements applicable to the Company. In addition to the preceding, the Committee may establish another form of Award to the extent it determines appropriate for some or all Participants (as defined below).
B.Participants. The Committee will from time to time determine (1) the officers and key employees of the Company who will receive Awards (the “Participants”) and (2) the number and type of Awards issued to each Participant. No Award to a Participant shall in any way obligate the Committee to (or imply that the Committee will) provide a similar Award (or any Award) to the Participant in the future.

Exhibit 10.55
C.Status of Awards. Each PSU and RSU constitutes an unfunded and unsecured promise of Corebridge to deliver (or cause to be delivered) one (1) Share (or, at the election of Corebridge, cash equal to the Fair Market Value thereof) as provided in Section 5.B. Until such delivery, a holder of PSUs or RSUs will have only the rights of a general unsecured creditor and no rights as a shareholder of Corebridge. Each Option represents a right to purchase one (1) Share, subject to the terms and conditions set forth in the applicable award agreement.
D.Award Agreements. Each Award granted under the Plan shall be evidenced by an award agreement that shall contain such provisions and conditions as the Committee deems appropriate; provided that, except as otherwise expressly provided in an award agreement, if there is any conflict between any provision of this Plan and an award agreement, the provisions of this Plan shall govern. By accepting an Award pursuant to this Plan, a Participant thereby agrees that the Award shall be subject to all the terms and provisions of this Plan, the 2022 Omnibus Plan and the applicable award agreement. Awards shall be accepted by a Participant signing the applicable award agreement, and returning it to the Company. Failure by a Participant to do so within ninety (90) days from the date of the award agreement shall give the Company the right to rescind the Award.
4.Performance Measures for PSUs; Earned PSUs
A.Target PSUs. For an Award of PSUs, a Participant’s award agreement will set forth a target number of PSUs as determined by the Committee (the “Target PSUs”).
B.Performance Measures. The number of PSUs earned for any Performance Period will be based on one or more performance measures established by the Committee in its sole discretion with respect to such Performance Period (collectively, the “Performance Measures”). For each Performance Measure with respect to a Performance Period, the Committee will establish a Threshold, Target and Maximum achievement level and the weighting afforded to each such Performance Measure. The Committee may also establish gating metrics that must be satisfied before Performance Measures are applied to assess the number of PSUs that are earned.
C.Performance Results. At the end of the Performance Period, the Committee will assess performance against each Performance Measure and determine the Earned Percentage (as detailed below) for each such Performance Measure as follows, subject to the terms and conditions of this Plan and unless determined otherwise by the Committee:

Performance	Earned Percentage
Performance less than Threshold	0%
Performance at Threshold	50%
Performance at Target	100%
Performance at or above Maximum	200%

The Earned Percentage for performance between Threshold and Target and between Target and Maximum will be determined on a straight-line basis, unless determined otherwise by the Committee.

Exhibit 10.55

D.Earned PSUs. The number of PSUs earned for the Performance Period (the “Earned PSUs”) will equal the sum of the PSUs earned for each Performance Measure, calculated as follows, unless determined otherwise by the Committee:

PSUs earned for a Performance Measure	=	Target PSUs	x	Earned Percentage	x	Weighting of Performance Measure
For the avoidance of doubt, the Committee retains discretion to reduce any Earned PSU Award to zero.
5.Vesting and Delivery
A.Vesting of Earned Awards. Except as provided in Section 6, and subject to the other terms and conditions of this Plan and the applicable award agreement, Earned PSUs, RSUs and Options will vest on the date(s) and/or event(s) specified in the applicable award agreement (each, a “Scheduled Vesting Date”). Unless otherwise set forth in the applicable award agreement, RSUs and Options will be earned based solely on the Participant’s continued Employment through the end of the Performance Period.
B.Delivery of Earned PSUs and RSUs. Except as provided in Section 6, Corebridge will deliver (or cause to be delivered) to the Participant Shares (or, at the election of Corebridge, cash equal to the Fair Market Value thereof) in respect of any Earned PSUs, RSUs, or portion thereof, as promptly as administratively practicable following the applicable Scheduled Vesting Date. Subject to Section 6, a Participant must be Employed on the applicable Scheduled Vesting Date in order to be entitled to receive a delivery of any portion of the Earned PSUs and RSUs.
C.Dividend Equivalents (as defined below) for RSUs and PSUs. In respect of Awards of RSUs or PSUs, unless otherwise set forth in the applicable award agreement, if any cash dividend is declared on Shares with a record date that occurs during the Dividend Equivalent Period (as defined below):
(1)With respect to dividends declared on Shares with a record date that occurs after the grant date of a RSU or PSU, the Participant will accrue, with respect to each RSU and Earned PSU awarded to the Participant, in accordance with the Plan, a Dividend Equivalent.
The value of the Dividend Equivalents that the Participant will accrue will be equal to (i) the declared cash dividend amount per Share times (ii) the number of RSUs and Earned PSUs, determined in accordance with the Plan, covered by the Participant's Award at such time.

The accrued Dividend Equivalents will vest and be paid in cash at the same time, and subject to the same terms and conditions (including, for PSUs, increase or

Exhibit 10.55
decrease based on achievement of performance criteria in accordance with Section 4 above) as the RSUs or Earned PSUs on which such Dividend Equivalent accrued.
(2)Definitions
“Dividend Equivalent” is the unfunded and unsecured promise of Corebridge to pay cash at the time set forth in paragraph 5.C(1) above with respect to amounts that accrued with respect to the Dividend Equivalent Period from cash dividends that were declared for Corebridge shareholders with respect to each RSU and Earned PSU awarded to the Participant in accordance with the Plan.
“Dividend Equivalent Period” means the period commencing on the date on which PSUs or RSUs were awarded to the Participant and ending on the last day on which Shares (or cash) are delivered to the Participant with respect to the RSUs or Earned PSUs.
D.Exercise and Expiration of Options. Vested Options may be exercised in accordance with procedures set forth in the 2022 Omnibus Plan, including procedures established by the Company. Options that are not vested may not be exercised. In no event will any Option be exercisable after the expiration of ten (10) years from the date on which the Option is granted (but the applicable award agreement may provide for an earlier expiration date).
6.Vesting and Payout Upon Termination of Employment and Corporate Events
Except as otherwise provided in the applicable award agreement:

A.Termination Generally. Except as otherwise provided in this Section 6, if a Participant’s Employment is Terminated for any reason, then (i) any unvested Awards, or parts thereof, shall immediately terminate and be forfeited, and
(ii) any vested Options will remain exercisable as set forth in the applicable award agreement (but in no case later than the expiration date for such Options specified in the applicable award agreement), provided that in the case of a Participant’s Termination for Cause, all Options (whether vested or unvested) will immediately terminate and be forfeited.
B.Involuntary Termination, Retirement and Disability. Subject to Section 6.F, in the case of a Participant’s involuntary Termination without Cause, Retirement or Disability:
(1)the Participant’s outstanding PSUs and RSUs will immediately vest and the Shares (or cash) corresponding to the Earned PSUs (based on the performance for the whole Performance Period) or RSUs, as applicable, will be delivered to the Participant on the dates that the applicable Award would otherwise have been delivered if the Participant had continued to remain Employed; and
(2)(i) any vested Options will remain exercisable, (ii) any unvested time-vesting Options will be deemed to have attained their respective time-vesting requirements, and (iii) any unvested performance-vesting Options will (a) be deemed to have attained their respective time-vesting requirements, if any, and (b) to the extent any performance-vesting requirements have not been achieved, continue to be eligible to vest in accordance with their respective performance-vesting terms. In the event of an Involuntary Termination or Disability, the Options that are or become vested pursuant to this paragraph (2) shall remain exercisable as set forth in the applicable award agreement, provided, however, in the event of a Retirement, all Options that are or become vested pursuant to this paragraph (2) will

Exhibit 10.55
remain exercisable for the remainder of the term of such Options set forth in the applicable award agreement for such Options. No Options will remain exercisable beyond the expiration date for such Options as specified in the applicable award agreement.
For the avoidance of doubt, an involuntary Termination without Cause as provided in this Section 6.B shall not include a resignation that a Participant may assert was a constructive discharge.
C.Death.
(1)PSUs. For outstanding Awards of PSUs, (i) in the case of a Participant’s death during a Performance Period or following a Performance Period but prior to the Committee’s adjudication of performance under Section 4.C, the Participant’s PSU Award will immediately vest and the Shares (or cash) corresponding to the Target PSUs will be delivered to the Participant’s estate as soon as practicable but in no event later than the end of the calendar year or, if later, within two (2) and one-half (1/2) months following the date of death and (ii) in the case of a Participant’s death following the Committee’s adjudication of performance for a Performance Period under Section 4.C, the Participant’s PSU Award will immediately vest and the Shares (or cash) corresponding to the Earned PSUs (based on performance for the whole Performance Period) will be delivered to the Participant’s estate as soon as practicable but in no event later than the end of the calendar year or, if later, within two (2) and one-half (1/2) months following the date of death.
(2)RSUs. For outstanding Awards of RSUs, in the case of a Participant’s death, the Participant’s outstanding unvested RSUs will immediately vest and the Shares (or cash) corresponding to the RSUs will be delivered to the Participant’s estate as soon as practicable but in no event later than the end of the calendar year or, if later, within two (2) and one-half (1/2) months following the date of death.
(3)Options. For outstanding Awards of Options, in the case of a Participant’s death, (i) any vested Options will remain exercisable as set forth in the applicable award agreement, (ii) any unvested time-vesting Options will be deemed to have attained their respective time-vesting requirements and remain exercisable as set forth in the applicable award agreement and (iii) any unvested performance-vesting Options will (a) be deemed to have attained their respective time-vesting requirements, if any, (b) to the extent any performance-vesting requirements have not been achieved, continue to be eligible to vest in accordance with their respective performance-vesting terms and (c) be exercisable as set forth in the applicable award agreement; provided that no Options will remain exercisable beyond the expiration date for such Options as specified in the applicable award agreement.
D.Change in Control.
(1)PSUs. For outstanding Awards of PSUs, in the case of a Change in Control during a Performance Period and the Participant’s involuntary Termination without Cause or resignation for Good Reason within twenty-four (24) months following such Change in Control, the Participant shall receive Shares (or cash) corresponding to the Target PSUs, unless the Committee determines to use actual performance through the date of the Change in Control, and such Shares (or cash) will immediately vest. In the case of a Change in Control following a Performance Period and the Participant’s involuntary Termination without Cause or resignation for Good Reason within twenty-four (24) months following such Change in Control, the Participant shall receive Shares (or cash) corresponding to the Earned PSUs (based on performance for the whole Performance Period), and such Shares (or cash) will immediately vest. Any such amounts representing vested PSUs will be delivered by the end of the calendar year or, if later, within two (2) and one-half (1/2) months following the

Exhibit 10.55
Participant’s separation from service, provided that no delivery will be delayed as a result of the Change in Control.
(2)RSUs. For outstanding Awards of RSUs, in the case of a Change in Control and the Participant’s involuntary Termination without Cause or resignation for Good Reason within twenty-four (24) months following such Change in Control, a Participant’s outstanding unvested RSUs will immediately vest. Any such amounts representing vested RSUs will be delivered by the end of the calendar year or, if later, within two and one-half months following the Participant’s separation from service, provided that no delivery will be delayed as a result of the Change in Control.
(3)Options. For outstanding Awards of performance-vesting Options, (a) in the case of a Change in Control during the applicable Performance Period and the Participant’s involuntary Termination without Cause or resignation for Good Reason within twenty-four (24) months following such Change in Control, any unvested performance-vesting Options will immediately vest based on target performance, unless the Committee determines to use actual performance through the date of the Change in Control, and (b) in the case of a Change in Control following an applicable Performance Period and the Participant’s involuntary Termination without Cause or resignation for Good Reason within twenty-four (24) months following such Change in Control, any performance-vesting Stock Options will immediately vest based on actual performance for such period. For outstanding time-vesting Options, in the case of a Change in Control and the Participant’s involuntary Termination without Cause or resignation for Good Reason within twenty-four (24) months following such Change in Control, any unvested time-vesting Options will immediately vest. All Options that vest pursuant to this paragraph will remain exercisable for the remainder of the term of such Options as set forth in the applicable award agreement for such Options. No Options will remain exercisable beyond the expiration date for such Options as specified in the applicable award agreement.
E.Election to Accelerate or Delay Delivery. The Committee may, in its sole discretion, determine to accelerate or defer delivery of any Shares (or cash) underlying the Awards granted under the Plan or permit a Participant to elect to accelerate or defer delivery of any such Shares (or cash), in each case in a manner that conforms to the requirements of Section 409A and is consistent with the provisions of Section 8.E.
F.Release of Claims. In the case of a Participant’s involuntary Termination without Cause, resignation for Good Reason or Retirement, as a condition to (i) with respect to Options, the vesting of any Options pursuant to this Plan or the applicable award agreement, and (ii) with respect to all other Awards, receiving delivery of any Shares (or cash) under such Awards, following such event, the Company will require the Participant to execute a release substantially in the form attached as Annex B (the “Release”), subject to any provisions that the Senior HR Attorney and the Senior Compensation Executive or their designee(s) may amend or add to the release in order to impose restrictive covenants requiring (x) confidentiality of information, non-disparagement and non-solicitation of Company employees for twelve (12) months following the Termination, and (y) in the case of an involuntary Termination without Cause or resignation for Good Reason of any Participant who is eligible to participate in the Corebridge Financial, Inc. 2022 Executive Severance Plan (as such plan may be amended from time to time, and together with any successor plan, the “ESP”), or Retirement, non-competition for such periods as are generally specified herein. The Release for any Participant who is eligible to participate in the ESP shall be in the form of the release required by the ESP at the time of the Termination (including any non-competition covenants), modified to cover the vesting of any Options and payment of any Shares (or cash) under any other Awards under this Plan as a result of the Participant’s involuntary Termination without Cause or resignation for Good Reason. For Retirements, the

Exhibit 10.55
Release will require non-competition for no less than six (6) months following the Retirement in order for the Participant to (i) with respect to Options, vest in any Options, and (ii), with respect to all other Awards, receive any Shares (or cash) under such Awards. The Release or the ESP form of release must be executed by the Participant and become irrevocable, in the case of a Participant’s involuntary Termination without Cause, resignation for Good Reason or Retirement, prior to or during the calendar year of the date on which (i) with respect to Options, such Options vest, and (ii) with respect to all other Awards, a delivery of Shares (or cash) with respect to the Award is scheduled to be delivered pursuant to Section 5.B; provided that if the Release is executed after such time, (i) with respect to Options, any Options that would have vested during such period will be forfeited, and (ii) with respect to all other Awards, the delivery of Shares (or cash) with respect to such calendar year will be forfeited; provided, further, that if the local laws of a country or non-U.S. jurisdiction in which Participant performs services render invalid or unenforceable all or a portion of the Release (subject to additional provisions as described above), the Senior HR Attorney and the Senior Compensation Executive or their designee(s) shall have the discretion to create a release that incorporates as much of the Release as possible while also complying with such local laws.
7.Administration of this Plan
A.General. This Plan shall be administered by the Committee and the person or persons designated by the Committee to administer the Plan from time to time. Actions of the Committee may be taken by the vote of a majority of its members. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administrative responsibilities. The Committee will have the power to interpret this Plan, to make regulations for carrying out its purposes and to make all other determinations in connection with its administration (including, without limitation, whether a Participant has become subject to Disability), all of which will, unless otherwise determined by the Committee, be final, binding and conclusive. The Committee may, in its sole discretion, reinstate any Awards made under this Plan that have been terminated and forfeited because of a Participant’s Termination, if the Participant complies with any covenants, agreements or conditions that the Committee may impose; provided, however, that any delivery of Shares (or cash) under such reinstated Awards will not be made until the scheduled times set forth in this Plan.
B.Non-Uniform Determinations. The Committee’s determinations under this Plan need not be uniform and may be made by it selectively with respect to persons who receive, or are eligible to receive, Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations as to the persons to become Participants.
C.Determination of Employment. The Committee, with respect to any Participant under the purview of the Committee, and the Senior Compensation Executive, with respect to any other Participant, will have the right to determine the commencement or Termination date of a Participant’s Employment with the Company solely for purposes of this Plan, separate and apart from any determination as may be made by the Company with respect to the Participants’ employment.
D.Amendments. The Committee will have the power to amend this Plan and any Performance Measures established pursuant to Section 4.B in any manner and at any time, including in a manner adverse to the rights of the Participants; provided, however, that in the event that a Plan amendment is adopted or effective on or within twenty-four (24) months following a Change in Control, then such amendment shall be invalid and ineffective with

Exhibit 10.55
respect to each Participant, in the absence of his or her written consent, if the amendment is adverse to the Participant. The Committee shall also have the power, in its sole discretion, to reduce the amount of any RSUs, Target PSUs, Earned PSUs or Options at any time including, for the avoidance of doubt, after the relevant Performance Period has ended. Notwithstanding the foregoing, the Committee’s rights and powers to amend the Plan shall be delegated to the Senior Compensation Executive who shall have the right to amend the Plan with respect to (1) amendments required by relevant law, regulation or ruling, (2) amendments that are not expected to have a material financial impact on the Company, (3) amendments that can reasonably be characterized as technical or ministerial in nature, or (4) amendments that have previously been approved in concept by the Committee. Notwithstanding the foregoing delegation, the Senior Compensation Executive shall not have the power to make an amendment to the Plan that could reasonably be expected to result in a termination of the Plan or a change in the structure or the powers, duties or responsibilities of the Committee, unless such amendment is approved or ratified by the Committee.
E.No Liability. No member of the Board of Directors of Corebridge (the “Board”) or any employee of the Company performing services with respect to the Plan (each, a “Covered Person”) will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made, in each case, in good faith with respect to this Plan or any Participant’s participation in it. Each Covered Person will be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under this Plan and against and from any and all amounts paid or Shares delivered by such Covered Person, with the Company’s approval, in settlement thereof, or paid or delivered by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice. To the extent any taxable expense reimbursement under this paragraph is subject to Section 409A, (1) the amount thereof eligible in one taxable year shall not affect the amount eligible in any other taxable year; (2) in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which the Covered Person incurred such expenses; and (3) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under Corebridge’s Amended and Restated Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.
F.Clawback/Repayment. Notwithstanding anything to the contrary herein, Awards and any payments or deliveries under this Plan will be subject to forfeiture and/or repayment to the extent provided in (1) any clawback policy of the Company, as in effect from time to time and (2) other agreements executed by a Participant.

Exhibit 10.55
8.General Rules
A.No Funding. The Company will be under no obligation to fund or set aside amounts to pay obligations under this Plan. A Participant will have no rights to any Awards or other amounts under this Plan other than as a general unsecured creditor of the Company.
B.Tax Withholding. The delivery of Shares (or cash) or exercise of any Awards under this Plan is conditioned on a Participant’s satisfaction of any applicable withholding taxes in accordance with, as applicable, Section 3.2 of the 2022 Omnibus Plan, as amended from time to time, or such similar provision of any successor stock incentive plan.
C.No Rights to Other Payments. The provisions of this Plan provide no right or eligibility to a Participant to any other payouts from Corebridge or its subsidiaries under any other alternative plans, schemes, arrangements or contracts Corebridge may have with any employee or group of employees of Corebridge or its subsidiaries.
D.No Effect on Benefits. Grants or the exercise of any Awards and the delivery of Shares (or cash) under this Plan will constitute a special discretionary incentive payment to the Participants and will not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of Corebridge or any of its subsidiaries or under any agreement with the Participant, unless Corebridge or the subsidiary with which the Participant is Employed specifically provides otherwise.
E.Section 409A.
(1)Awards made under the Plan are intended to be “deferred compensation” subject to Section 409A, and this Plan is intended to, and shall be interpreted, administered and construed to, comply with Section 409A. The Committee will have full authority to give effect to the intent of this Section 8.E.
(2)If any payment or delivery to be made under any Award (or any other payment or delivery under this Plan) would be subject to the limitations in Section 409A(a)(2)(b) of the Code, the payment or delivery will be delayed until six (6) months after the Participant’s separation from service (or earlier death) in accordance with the requirements of Section 409A.
(3)Each payment or delivery in respect of any Award will be treated as a separate payment or delivery for purposes of Section 409A.
F.Severability. If any of the provisions of this Plan is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability) and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.
G.Entire Agreement. This Plan contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof.

Exhibit 10.55
H.Waiver of Claims. Each Participant recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits under this Plan. Accordingly, in consideration of the Participant’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of this Plan, any determination, action or omission hereunder by the Committee or the Company or any amendment to this Plan.
I.No Third Party Beneficiaries. Except as expressly provided herein, this Plan will not confer on any person other than the Company and the Participant any rights or remedies hereunder. The exculpation and indemnification provisions of Section 7.E will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.
J.Successor Entity; Corebridge’s Assigns. Unless otherwise provided in the applicable award agreement and except as otherwise determined by the Committee, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of Corebridge with or into any other entity (“Successor Entity”) or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of Corebridge, or all or substantially all of the assets of Corebridge, outstanding Awards may be assumed or a substantially equivalent award may be substituted by such Successor Entity or a parent or subsidiary of such Successor Entity. The terms of this Plan will be binding and inure to the benefit of Corebridge and its successors and assigns.
K.Nonassignability. No Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, except as may be otherwise provided in the award agreement. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 8.K will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of this Plan and the award agreements will be binding upon any permitted successors and assigns.
L.Right to Discharge. Nothing contained in this Plan or in any Award will confer on any Participant any right to be continued in the employ of Corebridge or any of its subsidiaries or to participate in any future plans.
M.Consent. If the Committee at any time determines that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award or the delivery of any Shares under this Plan, or the taking of any other action thereunder (each such action, a “plan action”), then such plan action will not be taken, in whole or in part, unless and until such consent will have been effected or obtained to the full satisfaction of the Committee; provided that if such consent has not been so effected or obtained as of the latest date provided by this Plan for payment of such amount or delivery and further delay is not permitted in accordance with the requirements of Section 409A, such amount will be forfeited and terminate notwithstanding any prior earning or vesting.
The term “consent” as used in this paragraph with respect to any plan action includes (1) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, (2) any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (3) any and all other consents, clearances and approvals in respect of a

Exhibit 10.55
plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency and (4) any and all consents required by the Committee.
N.No Liability With Respect to Tax Qualification or Adverse Tax Treatment. Notwithstanding anything to the contrary contained herein, in no event shall the Company be liable to a Participant on account of the failure of any Award or amount payable under this Plan to (1) qualify for favorable United States or foreign tax treatment or (2) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.
9.Disputes
A.Governing Law. This Plan will be governed by and construed in accordance with the laws of the State of Delaware (and in the case of Assumed Awards, New York), without regard to principles of conflict of laws. The Plan shall also be subject to all applicable non-U.S. laws as to Participants located outside of the United States. In the event that any provision of this Plan is not permitted by the local laws of a country or jurisdiction in which a Participant performs services, such local law shall supersede that provision of this Plan with respect to that Participant. The benefits to which a Participant would otherwise be entitled under this Plan may be adjusted or limited to the extent that the Senior HR Attorney and the Senior Compensation Executive or their designee(s) determine is necessary or appropriate in light of applicable law or local practice.
B.Arbitration. Subject to the provisions of this Section 9, any dispute, controversy or claim between the Company and a Participant, arising out of or relating to or concerning this Plan or any Award, will be finally settled by arbitration. Participants who are subject to an Employment Dispute Resolution Program (“EDR Program”) maintained by Corebridge or any affiliated company of Corebridge, will resolve such dispute, controversy or claim in accordance with the operative terms and conditions of such EDR Program, and to the extent applicable, the employment arbitration rules of the American Arbitration Association (“AAA”). Participants who are not subject to an EDR Program shall arbitrate their dispute, controversy or claim in Houston, Texas before, and in accordance with the employment arbitration rules of the AAA, without reference to the operative terms and conditions of any EDR Program. Prior to arbitration, all claims maintained by a Participant must first be submitted to the Committee in accordance with claims procedures determined by the Committee. Either the Company or a Participant may seek injunctive relief from the arbitrator. Notwithstanding any other provision in this Plan, the Company or a Participant may apply to a court with jurisdiction over them for temporary, preliminary or emergency injunctive relief that, under the legal and equitable standards applicable to the granting of such relief, is necessary to preserve the rights of that party pending the arbitrator’s modification of any such injunction or determination of the merits of the dispute, controversy or claim.
C.Jurisdiction. With respect to an Assumed Award, the Company and each Participant hereby irrevocably submit to the exclusive jurisdiction of a state or federal court of appropriate jurisdiction located in Houston, Texas over any suit, action or proceeding arising out of or relating to or concerning this Plan or any Award that is not otherwise arbitrated or resolved according to Section 9.B. The Company and each Participant acknowledge that the forum designated by this section has a reasonable relation to this Plan and to such Participant’s relationship with the Company, that the agreement as to forum is independent of the law that may be applied in the action, suit or proceeding and that such forum shall apply even if the forum may under applicable law choose to apply non-forum law.
D.Change in Control. On or following a Change in Control, any arbitration referred to in Section 9.B or any court action referred to in Section 9.C by a Participant to enforce the Participant’s rights under the Plan shall be subject to a de novo standard of review, and the

Exhibit 10.55
Participant shall be reimbursed for reasonable attorneys’ fees and costs incurred in seeking to enforce his or her rights under the Plan to the extent he or she prevails as to the material issues in such dispute. The reimbursement of attorneys’ fees shall be made promptly following delivery of an invoice therefor.
E.Waiver. The Company and each Participant waive, to the fullest extent permitted by applicable law, any objection which the Company and such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 9.C. The Company and each Participant undertake not to commence any action, suit or proceeding arising out of or relating to or concerning this Plan or any Award in any forum other than a forum described in Section 9.C. Notwithstanding the foregoing, nothing herein shall preclude the Company from bringing any action, suit or proceeding in any other court for the purpose of enforcing the provisions of this Section 9. The Company and each Participant agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Participant and the Company.
F.Service of Process. Each Participant irrevocably appoints the Corporate Secretary of Corebridge at Corebridge Financial, Inc., 2919 Allen Parkway, Woodson Tower, Houston, Texas 77019 as his or her agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning this Plan or any Award that is not otherwise arbitrated or resolved according to Section 9.B. The Secretary will promptly advise the Participant of any such service of process.
G.Confidentiality. Each Participant must keep confidential any information concerning any grant or Award made under this Plan and any dispute, controversy or claim relating to this Plan, except that (i) a Participant may disclose information concerning a dispute or claim to the court that is considering such dispute or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute) or (ii) a Participant may disclose information regarding an Award to the Participant’s personal lawyer or tax accountant, provided that such individuals agree to keep the information confidential. Nothing herein shall prevent the Participant from making or publishing any truthful statement (1) when required by law, subpoena, court order, or at the request of an administrative or regulatory agency or legislature, (2) in the course of any legal, arbitral, administrative, legislative or regulatory proceeding, (3) to any governmental authority, administrative or regulatory agency, legislative body, or self-regulatory organization, (4) in connection with any investigation by the Company, or (5) where a prohibition or limitation on such communication is unlawful; provided, however, that with respect to the subject matter of this Section 9(G), the terms of a Participant’s award agreement shall govern, except as otherwise noted in the following sentence. Nothing in this Plan or in any Corebridge policy prohibits or restricts the Participant from (a) exercising the Participant’s Section 7 rights under the National Labor Relations Act, including but not limited to the right to participate in activities or communications related to wages, compensation, or other terms, conditions, or privileges of employment; (b) discussing or disclosing information about acts in the workplace that the Participant has a good faith belief are unlawful, including but not limited to harassment, discrimination, retaliation, or any other conduct that the Participant has reason to believe is unlawful; or (c) filing a charge or complaint with, cooperating with, communicating with, providing information (including testimony) to, participating in an agency proceeding with, or responding to any inquiry from the Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, or any other federal, state, or local government agency, fair employment practices or regulatory authority, or any self-regulatory organization, or law enforcement. The Participant understands that they do not need Corebridge’s prior authorization and the Participant does not need to notify Corebridge to engage in the

Exhibit 10.55
aforementioned activity. Notwithstanding the foregoing, the Participant understands that Corebridge does not waive any attorney-client privilege over any information provided by the Participant that is appropriately covered by such privilege.
10.Term of Plan
The Plan was first effective as of the Effective Date and will continue until suspended or terminated by the Committee in its sole discretion; provided, however, that the existence of the Plan at any time or from time to time does not guarantee or imply the payment of any Awards hereunder, or the establishment of any future plans or the continuation of this Plan. Any termination of this Plan will be done in a manner that the Committee determines complies with Section 409A.

Plan History

Date	Description
September 6, 2022	Adoption by Board
February 21, 2023	Amended for Buyout Awards
March 21, 2023	Amended Non-Compete Provision in Release
November 15, 2023	Amended Clawback provision and Senior Compensation Executive and Termination definitions
December 2, 2025	Amended Vesting, Clawback, Dispute, and Confidentiality Provisions; revised certain definitions including Change in Control definition; and amended Release

Exhibit 10.55
Annex A
Glossary of Terms
“AIG” means American International Group, Inc.
“Assumed Award” means any award granted under the AIG Omnibus Incentive Plan or the AIG 2013 Omnibus Incentive Plan, as amended from time to time, which award is assumed by Corebridge and converted into an Award pursuant to the terms of the Employee Matters Agreement between Corebridge and AIG.
“Cause” means (1) a Participant’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations; (2) a Participant’s engagement in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Securities Exchange Act of 1934); (3) a Participant’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company or any of its subsidiaries or affiliates is a member; or (4) a Participant’s material violation of the Company’s codes or conduct or any other Corebridge policy as in effect from time to time. The determination as to whether “Cause” has occurred shall be made by the Committee, with respect to any Participant under the purview of the Committee, or the Senior Compensation Executive, with respect to any other Participant, in each case, in its or his or her sole discretion. The Committee or Senior Compensation Executive, as applicable, shall also have the authority in its sole discretion to waive the consequences of the existence or occurrence of any of the events, acts or omissions constituting “Cause.”
“Change in Control” means the occurrence of any of the following events:
(1)individuals who, on the Effective Date constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of Corebridge’s proxy statement in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Corebridge as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(2)Any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Corebridge representing fifty percent (50%) or more of the combined voting power of Corebridge’s then outstanding securities eligible to vote for the election of the Board (“Corebridge Voting Securities”); provided, however, that the event described in this paragraph (2) shall not be deemed to be a Change in Control by virtue of an acquisition of Corebridge Voting Securities: (A) by Corebridge or any subsidiary of Corebridge (B) by any employee benefit plan (or related trust) sponsored or maintained by Corebridge or any subsidiary of Corebridge or (C) by any underwriter temporarily holding securities pursuant to an offering of such securities;

Exhibit 10.55
(3)The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Corebridge (a “Business Combination”) that results in any person becoming the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the entity resulting from such Business Combination;
(4)The consummation of a sale of all or substantially all of Corebridge’s assets (other than to an affiliate of Corebridge); or
(5)Corebridge’s stockholders approve a plan of complete liquidation or dissolution of Corebridge.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person holds or acquires beneficial ownership of more than fifty percent (50%) of the Corebridge Voting Securities as a result of a “Corebridge share repurchase program” or other acquisition of Corebridge Voting Securities by Corebridge which reduces the total number of Corebridge Voting Securities outstanding; provided that if after such acquisition by Corebridge such person becomes the beneficial owner of additional Corebridge Voting Securities that increases the percentage of outstanding Corebridge Voting Securities beneficially owned by such person, a Change in Control shall then occur.
Notwithstanding the foregoing, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, a Change in Control shall not constitute a settlement or distribution event with respect to such Award, or an event that otherwise changes the timing of settlement or distribution of such Award, unless the Change in Control also constitutes an event described in Section 409A(a)(2)(v) of the Code and the regulations thereunder. For the avoidance of doubt, this paragraph shall have no bearing on whether an Award vests pursuant to the terms of the Plan or the applicable Award Agreement.
For the avoidance of doubt, any public offering of Company Voting Securities by AIG, Argon Holdco LLC or their respective affiliates that is not also a Change in Control described in clause (2) or (3) of this definition of Change in Control shall not constitute a Change in Control for purposes of the Plan and the Awards.
“Disability” means that a Participant, who after receiving short term disability income replacement payments for six (6) months, (i) is determined to be disabled in accordance with the Company’s long term disability plan in which employees of the Company are generally able to participate, if one is in effect at such time, to the extent such disability complies with 26 C.F.R. § 1.409A-3(i)4(i)(B), or (ii) to the extent such Participant is not participating in the Company’s long term disability plan, or no such long term disability plan exists, is determined to have medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months as determined by, as applicable, the Company’s long term disability insurer or the department or vendor directed by the Company to determine eligibility for unpaid medical leave.

Exhibit 10.55
“Employed” and “Employment” mean (a) actively performing services for the Company, (b) being on a Company-approved leave of absence, whether paid or unpaid, or (c) receiving long term disability benefits, in each case while in good standing with the Company.
“Good Reason” means, following a Change in Control, without a Participant’s written consent, (i) a reduction of more than twenty percent (20%) in a Participant’s annual target direct compensation (including annual base salary, short-term incentive opportunity and long-term incentive opportunity); provided that such reduction will not constitute Good Reason if it results from a Board-approved program generally applicable to similarly-situated employees; (ii) a material diminution in the Participant’s authority, duties or responsibilities; provided that a change in the Participant’s reporting relationship will not constitute Good Reason unless it affects a Participant who the Company has classified as an executive vice president or above; or (iii) a relocation of the office at which the Participant performs his or her services to a location that increases his or her one-way commute by more than fifty (50) miles. Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless (a) the Participant gives written notice to the Company of termination of employment within thirty (30) days after the Participant first becomes aware of the occurrence of the circumstances constituting Good Reason, specifying in detail the circumstances constituting Good Reason, (b) the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason, and (c) (A) in the case of any Participant who not is eligible to participate in the ESP, the Participant’s “separation from service” (within the meaning of Code section 409A) occurs no later than thirty (30) days after the end of the Company’s cure period, and (B) in the case of any Participant who is eligible to participate in the ESP, the Participant’s “separation from service” (within the meaning of Code section 409A) occurs no later than two (2) years following the initial existence of the circumstances giving rise to Good Reason or such other period specified in the ESP for this purpose.
“Retirement” for a Participant means voluntary Termination initiated by the Participant (while such Participant is in good standing with the Company) (i) on or after age sixty (60) with five (5) years of service or (ii) on or after age fifty-five (55) with ten (10) years of service. For these purposes, any participant that was an employee of AIG or any of its subsidiaries immediately prior to Effective Date shall receive credit for his or her service with AIG.
“Senior Compensation Executive” means the Company’s Head of Total Rewards; provided, however, if no individual holds such position or an equivalent position with responsibility to oversee the Company’s compensation function, the “Senior Compensation Executive” means the Company’s Chief Human Resources Officer.
“Senior HR Attorney” means the Company’s Head of Labor & Employment; provided, however, if no individual holds such position or an equivalent position within the legal and compliance department overseeing human resources and employment matters, the “Senior HR Attorney” means the Company’s General Counsel.
“Termination” or “Terminate,” with respect to a Participant, means the termination of the Participant’s Employment, provided that, effective as of the Effective Date and continuing until the date that the Company’s GAAP financial statements are no longer consolidated with AIG’s GAAP financial statements, a Participant’s Employment will not be deemed to be terminated so long as the Participant is continuously employed by a consolidated affiliate of the Company.

Exhibit 10.55
Annex B
Form of Release Referred to in Section 6.F of the Plan.
NOT personalized to each Participant.
RELEASE OF CLAIMS
This Release of Claims is entered into between      (“Employee”) and
     (the “Company”). For purposes of this Release of Claims, “Corebridge” shall mean the Company, Corebridge Financial, Inc., and their parents, subsidiaries, and affiliates (collectively, “Corebridge”). Employee and the Company hereby agree to the following terms and conditions:
(1)In consideration for Employee signing this Release of Claims, Employee will, (i) with respect to Options, vest in any Options pursuant to the Corebridge Financial, Inc. Long Term Incentive Plan (the “Plan”), and (ii) with respect to all other Awards under the Plan, receive delivery of any Shares (or cash) under such Awards, following the effective date of Employee’s involuntary Termination without Cause, resignation for Good Reason or Retirement (“End Date”). (All capitalized terms that are not otherwise defined herein shall have the meaning ascribed to them under the Plan.) Employee acknowledges that this consideration is something of value to which Employee is not already or otherwise entitled.
(2)Employee hereby waives and forever releases and discharges any and all rights and claims of any kind, which Employee presently has, had, or may have against the Company, Corebridge Financial, Inc., their past, present, and future subsidiaries and affiliates (including, but not limited to, AIG), as well as the past, present, and future officers, directors, agents, attorneys, fiduciaries, plan administrators, and employees of, or any benefit plans sponsored by, such companies (collectively, the “Released Parties”), up to the date of Employee’s execution of this Release of Claims (including, without limitation, claims relating to Employee’s employment with Corebridge or the termination of that employment), except claims that the law does not permit Employee to waive by signing this Release of Claims. Specifically, but without limiting that general release, Employee hereby waives any rights or claims Employee might have including, but not limited to, any claims for bonuses or other compensation, back pay, front pay, penalties, compensatory damages, attorneys’ fees, expenses and/or costs of litigation, wrongful or unlawful discharge; violations of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, Sarbanes-Oxley Act of 2002, and/or the Family and Medical Leave Act, including all amendments to any of the aforementioned acts; violations of any other federal, state and/or municipal fair employment statutes or laws; or violations of any other federal, state or local law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other aspect of Employee’s relationship with any of the Released Parties. Employee expressly recognizes that Employee is not waiving any rights or claims under the ADEA that may arise after the date that Employee executes this Release of Claims. This

Exhibit 10.55
Release of Claims is intended as a full settlement and compromise by Employee of each, every and all claims of every kind and nature, whether known or unknown, actual or contingent, asserted or unasserted, arising under common law, statutory law or otherwise; no claim of any sort is reserved by Employee. Nothing herein modifies or affects any vested rights that Employee may have under any applicable retirement plan or 401(k) plan, nor does this Release of Claims confer any such rights, which are governed by the terms of the respective plans (and any agreements under such plans) or restrict Corebridge’s right to alter the terms of such plans or programs.
(3)Employee acknowledges and agrees that Employee has complied with and will continue to comply with the non-disparagement, non-solicitation and confidentiality provisions set forth in Employee’s award agreement, a copy of which is attached hereto, [for Retirements: and further agrees that during the period commencing on the End Date and ending on the 6-month anniversary of such date (the “Restricted Period”), Employee shall not, directly or indirectly:
(a)Engage in any “Competitive Business” (defined below) for Employee’s own account;
(b)Enter the employ of, or render any services to, any person engaged in any Competitive Business;
(c)Acquire a financial interest in, or otherwise become actively involved with, any person engaged in any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
(d)Interfere with business relationships between Corebridge and customers or suppliers of, or consultants to, Corebridge.
(e)For purposes of this Section 3, a “Competitive Business” means, as of the End Date and during the Restricted Period, any person or entity (including any joint venture, partnership, firm, corporation or limited liability company) that engages in or proposes to engage in any of the following activities in any geographical area in which Corebridge does such business:

(i)the individual retirement business, including the manufacture, issuance and sale of fixed, fixed index and variable annuities;
(ii)the group retirement business, including: (A) the provision of retirement plans and services to employees of tax-exempt and public sector organizations within the K-12, higher education, healthcare, government and other tax-exempt markets, (B) the manufacture, issuance and sale of group annuities and (C) the provision of financial planning, brokerage and advisory services to individuals;

Exhibit 10.55
(iii)the life insurance business, including the manufacture, issuance and sale of life insurance policies;
(iv)the institutional life and retirement insurance market, including the offering of pension risk transfer products, institutional life insurance sold through the bank-owned life insurance and corporate-owned life insurance markets, stable value wraps and structured settlements;
(v)the underwriting, reinsurance, marketing or sale of
(y) any form of insurance of any kind that Corebridge as of the End Date does, or proposes to, underwrite, reinsure, market or sell (any such form of insurance, a “Corebridge Insurance Product”), or (z) any other form of insurance that is marketed or sold in competition with any Corebridge Insurance Product;
(vi)the investment and financial services business, including retirement services and mutual fund or brokerage services; and
(vii)any other business that as of the End Date is a direct and material competitor of one of Corebridge’s businesses.]
(4)Employee further agrees that Corebridge’s remedies at law for a breach or threatened breach of any of the non-disparagement, non-solicitation and confidentiality provisions in Employee’s award agreement [and for the non-competition covenant set forth above] would be inadequate. In recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Corebridge, without posting any bond, shall be entitled to obtain equitable relief from a court of competent jurisdiction in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
(5)Employee acknowledges and understands that:
(a)This Release of Claims is written in a manner calculated to be understood by Employee;
(b)Employee has read this Release of Claims and fully understands its meaning;
(c)Employee is fully competent to enter into this Release of Claims;
(d)This Release of Claims represents Employee’s knowing and voluntary waiver and release of any and all claims that Employee might have up to the date of Employee’s execution of this Release of Claims including, but not limited to, any claims arising under ADEA;
(e)Employee is hereby being advised to consult with an attorney prior to executing this Release of Claims;

Exhibit 10.55
(f)Employee has twenty-one (21) days from the date of Employee’s receipt of this Release of Claims to consider the terms of this Release of Claims before signing it and Employee has been given a reasonable period of time to consider whether to accept this Release of Claims;
(g)However, in no event may Employee sign this Release of Claims before Employee’s End Date; and
(h)[Employee has seven (7) days following Employee’s signing of this Release of Claims in which to revoke it by written notice of revocation that must be delivered to the Company’s Head of Labor & Employment Legal, Jessica        Berenbroick, via email to Jessica.Berenbroick@CorebridgeFinancial.com, no later than 5:00 p.m. on the seventh day after Employee has signed this Release of Claims. This Release of Claims will become effective or enforceable on the eighth day after Employee’s signature, unless revoked pursuant to this section. Neither the Released Parties nor any other person has any obligation pursuant to the Plan until eight (8) days have passed since Employee’s signing of this Release of Claims without Employee having revoked this Release of Claims. If Employee revokes this Release of Claims, Employee will be deemed not to have accepted the terms of this Release of Claims.]
(6)Any dispute arising under this Release of Claims shall be governed by the law of the State of Delaware, without reference to the choice of law rules that would cause the application of the law of any other jurisdiction.
*Signature Page Follows*

Exhibit 10.55

[EMPLOYEE NAME]        Date

[COMPANY NAME]
By:
Name:     [COMPANY SIGNATORY’S NAME]     Date Title:    [COMPANY SIGNATORY’S TITLE]